EXHIBIT 11

                          CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 25 to the registration statement of Form N-1A (the "Registration Statement") of our report dated February 10, 1995, relating to the financial statements and financial highlights of The EBI Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


          /s/Price Waterhouse LLP
          Price Waterhouse LLP
          Denver, Colorado
          October 23, 1995